Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors and Audit Committee
Bank7 Corp.
Oklahoma City, Oklahoma

We consent to the inclusion in Bank7 Corp.’s Registration Statement (No. 333-XXX) on Form S-1 (the Registration Statement) of our report dated July 11, 2018, on our audits of the consolidated financial statements of Bank7 Corp. as of December 31, 2017 and 2016, and for each of the years in the two-year period ended December 31, 2017, which report is included in this Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ BKD, LLP

Oklahoma City, Oklahoma
August 24, 2018